Exhibit 10.36

FEE REDUCTION AGREEMENT

March 27, 2024

WHEREAS, pursuant to that certain Underwriting Agreement between Arrowroot Acquisition Corp., a Delaware corporation (together with any Successor (as defined herein), the “Company”), and Cantor Fitzgerald & Co., as Representative of the several Underwriters (“CF&CO”), dated March 1, 2021 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $10,062,500 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-252997), and dated March 1, 2021. Capitalized terms used herein and not defined shall have their respective meanings ascribed to such terms in the Underwriting Agreement. For the avoidance of doubt, all references to the “Company” herein shall also refer to the publicly traded surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”), and the Company shall cause any Successor to expressly assume all of the Company’s obligations to CF&CO under this letter agreement (this “Agreement”) upon consummation of any Business Combination.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization (as amended, the “Business Combination Agreement”) with respect to a Business Combination (the “Transaction”) with iLearningEngines Inc., a Delaware corporation (including any affiliates thereof, the “Target”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree as follows:

1.	Fee Reduction:

(a)	In the event that the Company consummates the Transaction, CF&CO agrees that it will forfeit, effective upon the consummation of the Transaction, $4,062,500 of the aggregate Original Deferred Fee that would otherwise be payable by the Company to CF&CO, pursuant to the Underwriting Agreement, resulting in a remainder of $6,000,000 (the “Reduced Deferred Fee”).

(b)	For the avoidance of doubt, (i) such agreement applies only to the consummation of the Transaction and not to any other potential Business Combination that may be contemplated or consummated by the Company, (ii) the Resale Rights Obligations (as defined below) hereunder apply only to the CF&CO Fee Shares (as defined herein) issuable hereunder in satisfaction of the Reduced Deferred Fee for so long as CF&CO (or any of its affiliates) owns or may be deemed the beneficial owners of such CF&CO Fee Shares, and (iii) the parties hereto acknowledge and agree that the delivery hereunder of the Reduced Deferred Fee through the issuance of the CF&CO Fee Shares (in accordance with Section 3) and the satisfaction in full of the Resale Rights Obligations (in accordance with Section 4) or, alternatively, the payment of the Default Payment (in accordance with Section 5), together with the other mutual agreements, terms, covenants and obligations hereunder, in each case, shall represent, and are intended to be treated as, having satisfied the Company’s obligations under the Underwriting Agreement with regard to the Original Deferred Fee , such that, following execution hereof and the issuance transfer and delivery of the CF&CO Fee Shares issuable hereunder in accordance with terms of this Agreement (including, for the avoidance of doubt, the fulfillment in full of the Resale Rights Obligations or, alternatively, payment of the Default Payment in accordance with Section 5), CF&CO shall not have any continuing rights or remedies pursuant to the Underwriting Agreement, except to the sole extent expressly set forth therein or otherwise agreed herein, subject, in all events, to the modifications and terms represented hereby.

2.	Payment: The Reduced Deferred Fee shall be payable by the Company to CF&CO in the form of a certain number (as determined below) of shares (the “CF&CO Fee Shares”) of the publicly traded common equity securities of the resulting public entity following the Transaction (the “New Common Stock”).

3.	Issuance of CF&CO Fee Shares: The Company hereby agrees that, upon or immediately prior to the initial filing of the Resale Registration Statement (as defined below), the Company (or any Successor) shall issue, transfer and deliver, or cause to be issued, transferred and delivered, the CF&CO Fee Shares to CF&CO payable hereunder in satisfaction of the Reduced Deferred Fee, in book-entry form, by irrevocable instruction from the Company (or its Successor) to its duly appointed transfer agent for the shares of New Common Stock (the “Transfer Agent”).

The number of CF&CO Fee Shares to be so issued, transferred and delivered to CF&CO in satisfaction of the Reduced Deferred Fee shall be equal to the greater of (a) the dollar amount of the Reduced Deferred Fee divided by $10.00 and (b) the quotient obtained by dividing (x) the dollar amount of the Reduced Deferred Fee by (y) the VWAP (as defined herein) of the New Common Stock over the seven (7) Trading Days immediately preceding the date of the initial filing of the Resale Registration Statement.

Any CF&CO Fee Shares so issued, transferred and delivered to CF&CO in satisfaction of the Reduced Deferred Fee shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of New Common Stock (including any restrictions that may arise due to contractual “lock-ups.” but excluding any restrictions that may arise due to applicable U.S. federal or state securities laws) (collectively, “Restrictions”).

4.	Resale &Stockholder Rights: The Company further hereby agrees that all CF&CO Fee Shares shall be issued, transferred and delivered to CF&CO with (x) “registration rights,” enabling CF&CO to promptly resell, freely trade and otherwise dispose of its CF&CO Fee Shares (as further described below) and (y) “pre-emptive,” “anti-dilution,” “tag,” and “drag” stockholder rights, in each case, substantially consistent with those registration and stockholder rights received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Transaction (or if no PIPE closes in connection therewith, then substantially consistent with those provided to the Sponsor with respect to any of the equity securities it holds in the Company), if any (collectively, the “Stockholder Rights”). For the avoidance of doubt, the definition of PIPE shall not include the Company Convertible Notes, and Stockholder Rights shall not include the conversion rights of the Company Convertible Notes.

Pursuant to the “registration rights” described above, the Company hereby agrees that it (or any Successor) shall:

(a)	Prepare and, as soon as practicable, but in no event later than sixty (60) days following the consummation of the Transaction (the “Closing”), file with the SEC a re-sale registration statement on Form S-1 (or any successor form) to register the re-sale of all of the CF&CO Fee Shares (the “Resale Registration Statement”);

(b)	Use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC by (i) the 90th calendar day after the date of the initial filing thereof, if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, (ii) by the 120th calendar day after the date of the initial filing thereof, if such Resale Registration Statement is subject to review by the SEC, or (iii) in any event, no later than the 180th calendar day after the Closing;

(c)	Use commercially reasonable efforts to maintain (i) the effectiveness of the Resale Registration Statement and (ii) the New Common Stock’s authorization for quotation or listing on Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Exchange Act), in each case, until the earlier of (i) the date upon which all CF&CO Fee Shares have been sold, disposed or otherwise transferred by CF&CO or are otherwise no longer outstanding and (ii) the two (2) year anniversary of the date of the effectiveness of the Resale Registration Statement;

(d)	If following the effective date of the Resale Registration Statement, the Resale Registration Statement ceases to become effective or available and any CF&CO Fee Shares remain outstanding, (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, and (ii) otherwise meet the public reporting requirements so that, from and after the twelve (12) month anniversary of the Closing until the earlier of the two (2) year anniversary of the effectiveness of the Resale Registration Statement and the date on which none of the CF&CO Fee Shares are held by CF&CO (and/or its affiliates), CF&CO (and/or its affiliates) will be entitled to re-sell, freely trade or otherwise dispose of all of the CF&CO Fee Shares issuable hereunder without restriction or limitation pursuant to Rule 144 under the Act; and

(e)	Following either (i) the effectiveness of the Resale Registration Statement, and/or (ii) the one year anniversary of the Closing (if relying on Rule 144 under Act), in each case (as applicable), upon CF&CO’s request and provided that CF&CO provides any reasonable requested representation letters, (x) instruct and cause its legal counsel to promptly provide the necessary “blanket” legal opinion(s) to the Transfer Agent so that such Transfer Agent may remove any “restrictive legends” from the CF&CO Fee Shares, (y) take all actions reasonably necessary to cause the Transfer Agent to remove any such “restrictive legends” from the CF&CO Fee Shares, and (z) take any such further action as CF&CO may reasonably request, in each case, to enable CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares (such obligations set forth in clauses (a)-(e) above, the “Resale Rights Obligations”).

Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Resale Registration Statement, and from time to time to require CF&CO not to sell under the Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a material transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Resale Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and eighty (180) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Resale Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, CF&CO agrees that (i) it will immediately discontinue offers and sales of the CF&CO Fee Shares under the Resale Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until CF&CO receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, CF&CO will destroy, all copies of the prospectus covering the CF&CO Fee Shares in CF&CO’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the CF&CO Fee Shares shall not apply (i) to the extent CF&CO is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

5.	Company Default. Without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, (a) issue, transfer and deliver, or cause to be issued, transferred and delivered, the full amount of the CF&CO Fee Shares in satisfaction of the Reduced Deferred Fee to CF&CO, free and clear of all Restrictions, immediately prior to the initial filing of the Resale Registration Statement, (b) subject to the occurrence of any Suspension Event described in Section 4 above, (i) cause the Resale Registration Statement to be declared effective by the SEC in accordance with Section 4(b), or (ii) otherwise comply in all respects with the Resale Rights Obligations, subject to the occurrence of any Suspension Event, such that CF&CO (and/or its affiliates) are unable to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares within six (6) months of the Closing, then, in each of the foregoing cases of Sections 5(a) and (b) (each a “Default Event”), at the sole election of CF&CO made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within ten (10) Business Days) after receipt of such notice, pay to CF&CO the entire amount of the Reduced Deferred Fee, in cash, in an amount equal to $6,000,000, as originally contemplated by the Underwriting Agreement, as reduced hereby (the “Default Payment”).

6.	Other Defined Terms: For purposes of this Agreement:

(a)	“VWAP” shall mean, for the New Common Stock for a specified period, the dollar volume-weighted average price for the New Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(b)	“Principal Market” shall mean the principal national securities exchange on which the New Common Stock is then listed or traded.

(c)	“Trading Day” shall mean any day on which the Principal Market is open for trading (regular way), including any day on which it is open for trading (regular way) for a period of time less than the customary time.

7.	No Fees Refundable: For the avoidance of doubt, once paid or issued, no fees payable hereunder, whether in cash or New Common Stock, respectively, will be refundable under any circumstances.

8.	No Other Cash Fee Arrangements: The Company represents and warrants to CF&CO that prior to, at or in connection with or subsequent to the Closing (i) no financial advisor, other investment bank or any of their respective subsidiaries or affiliates (collectively, the “Other Financial Institutions”) or any of their external legal advisors shall receive any cash compensation or other cash payments from the Company (or the Successor) for any fees payable in connection with the Transaction (including any reimbursable expenses or “deferred fees” payable post-Closing, collectively “Other Fees”), and (ii) the Company (or the Successor) is not obligated to pay any Other Financial Institutions any Other Fees.

9.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

10.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Transaction may be filed publicly or otherwise disclosed by the Company to any other party (except the Target) without CF&CO’s prior written consent.

11.	Termination: This Agreement will terminate automatically upon the earlier of:

(a)	the satisfaction in full of the payment of the Reduced Deferred Fee, including, for the avoidance of doubt, the issuance, transfer and delivery of the CF&CO Fee Shares to CF&CO, free and clear of all Restrictions, including (x) the effectiveness of the Resale Registration Statement related thereto and the continued satisfaction of the Resale Rights Obligations, (y) the removal of all restrictive legends on all CF&CO Fee Shares enabling CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of all such CF&CO Fee Shares, and (z) the sale by CF&CO (and/or its affiliates) of all of the CF&CO Fee Shares issuable hereunder, in each case, upon the terms and conditions set forth herein;

(b)	the date upon which all CF&CO Fee Shares have been sold, disposed or otherwise transferred by CF&CO (and/or its affiliates) or are otherwise no longer outstanding; and

(c)	the termination of the Business Combination Agreement.

In the event of a termination pursuant to sub-section (b) of this paragraph, (x) the Company agrees to provide prompt notice of such decision to terminate the Business Combination Agreement to CF&CO; and (y) the Original Deferred Fee shall become due and payable by the Company to CF&CO, in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement.

12.	Successor: Prior to the Closing, if the agreements executed by the Company in connection therewith do not directly or indirectly provide for the assumption by the Successor of the Company’s obligations under the Underwriting Agreement, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the Underwriting Agreement, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein.

13.	Miscellaneous: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 10.1 (Notices), 10.2 (Headings), 10.3 (Entire Agreement), 10.5 (Binding Effect), 10.6 (Waiver of Immunity), 10.7 (Submission to Jurisdiction), 10.8 (Governing Law), 10.9 (Execution in Counterparts) and 10.10 (Waiver) of the Underwriting Agreement are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation.” The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For the avoidance of doubt, in the event that CF&CO institutes legal proceedings to enforce any provisions of this Agreement or the Underwriting Agreement, including the issuance of the CF&CO Fee Shares, enforcement of the Stockholder Rights and Resale Rights Obligations and collection of any Default Payment, and CF&CO is the prevailing party in such proceedings, the Company shall reimburse CF&CO for all reasonable and documented costs and expenses, including reasonable, documented and out-of-pocket attorneys’ fees, incurred in connection therewith.

14.	Underwriting Agreement. The Underwriting Agreement, as amended by this Agreement (together with the other agreements and documents being delivered pursuant to or in connection with the Underwriting Agreement or this Agreement), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as expressly provided in this Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Agreement (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

ARROWROOT ACQUISITION CORP.

By:	/s/ Matthew Safaii
Name:	Matthew Safaii
Title:	Chief Executive Officer

Acknowledged and agreed to:

ILEARNINGENGINES INC.

By:	/s/ P.K. Chidambaran
Name:	P.K. Chidambaran
Title:	Chief Executive Officer

[Signature page to Fee Reduction Agreement]